                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Santa Fe Pacific Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                      LOGO

                          SANTA FE PACIFIC CORPORATION

- --------------------------------------------------------------------------------

                    Notice of Annual Meeting of Stockholders

- --------------------------------------------------------------------------------

  The annual meeting of stockholders of Santa Fe Pacific Corporation will be held at the Hyatt Regency-Woodfield, 1800 East Golf Road, Schaumburg, Illinois, on Tuesday, April 25, 1995, at 10:00 a.m., for the following purposes:

  (A) To elect four directors;

  (B) To transact such other business as is properly brought before the meeting and at any adjournment or postponement thereof.

  Stockholders of record at the close of business on March 6, 1995, are entitled to notice of the meeting and are entitled to vote at the meeting. A list of such stockholders will be kept at the offices of the Corporation at 1700 East Golf Road, Schaumburg, Illinois 60173-5860, for a period of ten days prior to the meeting.

  By order of the Board of Directors.

                                                        MARSHA K. MORGAN
                                                        Corporate Secretary

1700 East Golf Road
Schaumburg, Illinois 60173-5860
March 8, 1995

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE YOUR PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                       YOU INTEND TO ATTEND THE MEETING.

                          SANTA FE PACIFIC CORPORATION
                              1700 EAST GOLF ROAD
                        SCHAUMBURG, ILLINOIS 60173-5860

- --------------------------------------------------------------------------------

                                PROXY STATEMENT
                                 MARCH 8, 1995

- --------------------------------------------------------------------------------

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 1995

  The annual meeting of stockholders of Santa Fe Pacific Corporation (the "Corporation") will be held at 10:00 a.m. on April 25, 1995, in Schaumburg, Illinois. The enclosed proxy card is solicited by the Board of Directors of the Corporation, and your execution and prompt return of the card is requested. Every stockholder, regardless of the number of shares held, should be represented at the annual meeting. Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it at any time before it is voted at the meeting by delivering to the Corporation written notification of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot.

  The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, it is intended that such shares will be voted:

  (A) For the election as directors of the four nominees named below;

  (B) In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

  Stockholders of record at the close of business on March 6, 1995 are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Each share of common stock of the Corporation is entitled to one vote. The Corporation's common stock is the only issued and outstanding class of stock. At the close of business on February 28, 1995, the Corporation had 152,633,777 shares of common stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to stockholders on or about March 8, 1995.

                             ELECTION OF DIRECTORS

  The Board of Directors consists of three classes, as nearly equal in number as possible. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The number of directors of the Corporation, as determined by the Board under Article Fifth of the Corporation's Restated Certificate of Incorporation, is currently ten and will be increased to eleven effective as of March 28, 1995. The terms of four directors will expire in 1995, and all four will be standing for election this year for three-year terms ending in 1998. Three current directors will continue to serve in terms that expire in 1996, and four current directors will continue to serve in terms that expire in 1997. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualify unless, prior to that time, they have resigned, retired, or otherwise left office.

  The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it unless the stockholder has directed otherwise. Under the Corporation's By-laws, directors are elected by a plurality of the votes cast at the meeting for election of directors. Shares represented at the meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

  Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. The indicated periods of service as a director of the Corporation include prior service as directors of Santa Fe Industries, Inc. and Southern Pacific Company, which two companies combined in 1983 to form Santa Fe Pacific Corporation.

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
                    FOR A TERM OF THREE YEARS ENDING IN 1998

                                                              Shares of Common
                                                   First     Stock Beneficially
Name, Age and                                    Elected a      Owned as of
Business Experience                              Director   February 28, 1995(1)
- -------------------                              ---------  --------------------
JOSEPH F. ALIBRANDI, 66.........................   1982            1,550

Chairman, Chief Executive Officer and a director of Whittaker Corporation (an aerospace company) since December 1985, and Chairman and a director of BioWhittaker, Inc. (a biotechnology company) since October 1991; also Chief
Executive Officer of BioWhittaker, Inc. from October 1991 to September 1992.
Also a director of Catellus Development Corporation, BankAmerica Corporation, and Jacobs Engineering Group Inc. Mr. Alibrandi is Chairman of the Compensation and Benefits Committee and serves on the Audit Committee of the Board.

JOHN J. BURNS, JR., 63..........................   1995(2)         1,000(2)

President and, since July 1992, Chief Executive Officer of Alleghany Corporation
(holding company with title insurance, investment management, reinsurance, industrial minerals, and steel fastener operations). Previously President and Chief Operating Officer of Alleghany Corporation. Also a director of Alleghany
Corporation and Armco Inc.

GEORGE DEUKMEJIAN, 66...........................   1991              500

Partner of Sidley & Austin (law firm) since January 1991. Formerly, Governor of the State of California from 1983 until January 1991. Also a director of Health
Systems International, Inc. Mr. Deukmejian serves on the Audit Committee and the
Committee on Directors of the Board.

JEAN HEAD SISCO, 69.............................   1975            2,051

Partner, Sisco Associates (management consultants). Also a director of Chiquita Brands International, K-Tron International, Inc., McArthur/Glen Realty Corp., The Neiman Marcus Group, Inc., Santa Fe Pacific Gold Corporation, Textron Inc., and Washington Mutual Investors Fund. Mrs. Sisco serves on the Committee on Directors and the Compensation and Benefits Committee of the Board.

                    DIRECTORS WHOSE TERMS OF OFFICE CONTINUE
             TERMS EXPIRING AT 1996 ANNUAL MEETING OF STOCKHOLDERS

                                                              Shares of Common
                                                    First    Stock Beneficially
Name, Age and                                     Elected a     Owned as of
Business Experience                               Director  February 28, 1995(1)
- -------------------                               --------- --------------------
ROBERT D. KREBS, 52..............................   1983         1,382,456(3)

Chairman, President and Chief Executive Officer of the Corporation since June
1988; formerly President and Chief Executive Officer of the Corporation from
July 1987. Also a director of Phelps Dodge Corporation, Northern Trust
Corporation, Catellus Development Corporation, Santa Fe Energy Resources, Inc., and Santa Fe Pacific Gold Corporation. Mr. Krebs is Chairman of the Executive
Committee of the Board.

MICHAEL A. MORPHY, 62............................   1972             7,000

Retired Chairman of the Board and Chief Executive Officer of California Portland
Cement Company (cement manufacturer). Mr. Morphy served as President of
MorMarketing (marketing of employee benefit concepts) from June 1985 until September 1990. Also a director of Cyprus Amax Minerals Company, First
Interstate Bank of California, and Santa Fe Energy Resources, Inc. Mr. Morphy serves on the Compensation and Benefits and the Audit Committees of the Board.

EDWARD F. SWIFT, 71..............................   1973             5,568(4,5)

Consultant to Lehman Brothers, Inc. (investment banker and broker-dealer) since
December 1989, and prior to that, advisory director of Shearson Lehman Hutton, Inc. from January 1988. Mr. Swift is Chairman of the Committee on Directors of the Board and serves on the Executive and Audit Committees of the Board.

             TERMS EXPIRING AT 1997 ANNUAL MEETING OF STOCKHOLDERS

                                                              Shares of Common
                                                    First    Stock Beneficially
Name, Age and                                     Elected a     Owned as of
Business Experience                               Director  February 28, 1995(1)
- -------------------                               --------- --------------------
BILL M. LINDIG, 58...............................   1993             1,000

President and Chief Executive Officer since January 1995 of SYSCO Corporation
(marketer and distributor of foodservice products). Previously President and Chief Operating Officer of SYSCO Corporation from November 1985. Also a director of SYSCO Corporation since July 1983. Mr. Lindig serves on the Compensation and
Benefits Committee and the Committee on Directors of the Board.

ROY S. ROBERTS, 55...............................   1993               725

Vice President since October 1992 of General Motors Corporation (manufacturer of motor vehicles) and General Manager, GMC Truck Division. Previously,
Manufacturing Manager of General Motors Corporation's North American Operations
Flint Automotive Division from 1992 and Manufacturing Manager of its Cadillac
Motor Car Division from 1990 to 1992. From 1988 to 1990, Vice President and
General Manager, Truck Operations for Navistar International Corporation
(manufacturer of trucks). Mr. Roberts serves on the Executive Committee and the Compensation and Benefits Committee of the Board.

JOHN S. RUNNELLS II, 71..........................   1975            10,947(4)

Owner and Operator, Runnells-Pierce Ranch in Bay City, Texas (ranching). Mr.
Runnells serves on the Committee on Directors and the Audit Committee of the Board.

ROBERT H. WEST, 56...............................   1980             2,703(4)

Chairman of the Board and a director of Butler Manufacturing Company (manufacturer of systems and components for non-residential structures) since May 1986. Also a director of Commerce Bancshares, Inc. and Kansas City Power & Light Company. Mr. West is Chairman of the Audit Committee and serves on the Executive and the Compensation and Benefits Committees of the Board.

- --------
(1) The nature of beneficial ownership for shares listed in this column is sole voting and investment power, except as otherwise indicated in the following notes.
(2) Mr. Burns was elected by the Board as a director of the Corporation to be effective as of March 28, 1995, to fill a vacancy created by an increase in the size of the Board. Mr. Burns acquired his 1,000 shares of the Corporation's common stock on March 1, 1995. Alleghany Corporation beneficially owned approximately 11.8 percent of the Corporation's common stock as of February 17, 1995. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS" of this proxy statement.
(3) Includes 22,035 shares arising from participation in the Santa Fe Pacific Retirement and Savings Plan for Salaried Employees as of February 28, 1995, and 950,921 shares which may be acquired by Mr. Krebs within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Long Term Incentive Stock Plan.
(4) Includes 932 shares, 2,567 shares, and 240 shares which are held by or in trust for members of the families of Messrs. Swift, Runnells, and West, respectively, and as to which beneficial ownership is disclaimed by them.
(5) Mr. Swift owns beneficially 3,500 common units of Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership described under "OTHER INFORMATION CONCERNING DIRECTORS" in this proxy statement. Mr. Swift's ownership includes 1,000 common units held by his spouse as to which Mr. Swift disclaims beneficial ownership.

                     OTHER INFORMATION CONCERNING DIRECTORS

  Mr. Krebs also serves as Chairman, President and Chief Executive Officer and as a director of The Atchison, Topeka and Santa Fe Railway Company ("Santa Fe Railway"), a subsidiary of the Corporation. Mr. Krebs and Mr. Swift are directors of Santa Fe Pacific Pipelines, Inc., which is a subsidiary of the Corporation and the general partner of Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership. Santa Fe Pacific Pipelines, Inc. owns a two percent general partner interest and a 42 percent limited partnership interest in Santa Fe Pacific Pipeline Partners, L.P. Mr. Runnells is a director of SFP Pipeline Holdings, Inc., a subsidiary of the Corporation.

  In 1994, the Board met 24 times, and each incumbent member of the Board attended 75 percent or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

  Board Committees. The Board has established Executive, Compensation and Benefits, and Audit Committees, and a Committee on Directors. Following are brief descriptions of the functions of its standing committees.

  The Executive Committee, which did not meet in 1994, may exercise the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, subject to certain limitations of Delaware law.

  The Compensation and Benefits Committee met five times during 1994. The functions of the committee are: to review and make recommendations to the Board with respect to salaries and other compensation paid to officers and key employees; to administer the Corporation's incentive compensation and stock plans, including the selection of participating officers and employees and the establishment of performance goals; to monitor benefits under all employee benefit plans; to consider and make recommendations to the Board with respect to the management organization of the Corporation; and to make recommendations to the Board regarding the membership of the Administration and Investment Committees of the Corporation's retirement plan and retirement trust, review the reports of such committees, and make recommendations to the Board regarding substantive amendments to the plan or trust that do not change employee benefit levels. No member of the Compensation and Benefits Committee is an employee of the Corporation or its subsidiaries.

  The Audit Committee met three times during 1994. The functions of the committee are: to recommend to the Board the engagement of an independent accounting firm to conduct examinations of the annual consolidated financial statements of the Corporation and its subsidiaries; to review the scope of the independent accountant's audit and the results of the audit; and to confer with the Corporation's internal auditors. No member of the Audit Committee is an employee of the Corporation or its subsidiaries.

  The Committee on Directors met once during 1994. The functions of the committee are: to receive recommendations for, review, and evaluate the qualifications of, and select and recommend to the Board, nominees for election as directors; and to evaluate Board committees and committee membership assignments, evaluate compensation for directors, and make recommendations to the Board on such matters. The Committee on Directors will consider Director nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Corporate Secretary of the Corporation on or before November 30 of the year preceding the annual meeting.

  Directors' Compensation. Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer fee of $24,000, a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 ($1,500 for the Committee Chairman) for each Committee meeting attended, plus expenses for each Board or Committee meeting attended. Directors were given the option of deferring all or a specified part of their compensation for services as a director until this plan was terminated on June 29, 1994. Compensation was deferred, at the director's option, until he or she retired from the Board, reached age 72, or retired from his or her principal occupation, or upon plan termination. Deferred amounts were credited with interest at the prevailing treasury bill rate. The amounts deferred by directors were secured by the Trust Agreements which are described under "EXECUTIVE COMPENSATION AND OTHER INFORMATION, Employment Contracts and Change in Control Arrangements, Trust Agreements" in this proxy statement.

  By reason of Board resolution, no individual may serve as a director beyond the annual meeting of stockholders on or following his or her seventy-second birthday; a director who is also an employee of the Corporation, except the Chairman of the Board, must retire as a director effective as of termination of his or her employment with the Corporation. On July 26, 1988, the Board of Directors adopted the Retirement Policy for Directors of Santa Fe Pacific Corporation ("Retirement Policy"). An individual who is a member of the Board and who is not an employee of the Corporation in the period immediately preceding termination of service on the Board is eligible for benefits under the Retirement Policy if he or she: (i) has served as a member of the Board for ten consecutive years; (ii) has attained mandatory retirement age; or (iii) is designated by the Compensation and Benefits Committee of the Board as eligible for benefits. The annual benefit under this Retirement Policy is an amount equal to the amount of the annual retainer fee for services as a Board member at the time of termination of service and will cease upon the individual's death.

                               ----------------

  Certain Relationships and Related Transactions. Mr. Jerome F. Donohoe, who was Vice President--Law of the Corporation through September 30, 1994, is a partner of the law firm of Mayer, Brown & Platt. Mayer, Brown & Platt serves as principal outside counsel for the Corporation and its subsidiaries. Mayer, Brown & Platt's fees and disbursements for services rendered to the Corporation and its subsidiaries during 1994 aggregated approximately $4.2 million through September 30, 1994. Although Mr. Donohoe served as Vice President--Law of the Corporation, he was compensated by Mayer, Brown & Platt. Mr. Deukmejian is a partner of the Sidley & Austin law firm, which firm provided legal services to the Corporation in 1994 and is expected to provide legal services in 1995.

  Compliance With Section 16(a) of the Securities Exchange Act of 1934. Mr. Richard T. Zitting, who was an executive officer of the Corporation for a portion of 1994, filed an Initial Statement of Beneficial Ownership of Securities on Form 3 in 1994 pursuant to Section 16(a) of the Securities Exchange Act of 1934, which report was two days late.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the best of the Corporation's knowledge, the following are the only persons who own beneficially five percent or more of its common stock outstanding:

                                                Shares Held
 Name and Address                              and Nature of
of Beneficial Owner                         Beneficial Ownership Percentage(5)
- -------------------                         -------------------- -------------
   Burlington Northern Inc.................      25,000,000(1)       16.4%
    3800 Continental Plaza
    777 Main Street
    Fort Worth, Texas 76102-5384
   Alleghany Corporation...................      18,061,996(2)       11.8%
    Park Avenue Plaza
    New York, NY 10055
   FMR Corp................................      12,263,162(3)        8.0%
    82 Devonshire Street
    Boston, MA 02109
   The TCW Group, Inc......................       9,822,875(4)        6.4%
    865 South Figueroa Street
    Los Angeles, CA 90017

- --------
(1) Based on share holdings reported in Burlington Northern Inc.'s Initial Statement of Beneficial Ownership of Securities on Form 3 filed pursuant to
    Section 16(a) of the Securities Exchange Act of 1934 on February 17, 1995, and provided to the Corporation. To the Corporation's knowledge, the reporting person claims sole voting power and sole dispositive power.
(2) Based on share holdings reported in Alleghany Corporation's Initial Statement of Beneficial Ownership of Securities on Form 3 filed pursuant to
    Section 16(a) of the Securities Exchange Act of 1934 on February 17, 1995, and provided to the Corporation. To the Corporation's knowledge, the reporting person claims sole voting power and sole dispositive power for 11,846,958 shares and shared voting power and shared dispositive power for 6,215,038 shares.
(3) Based on share holdings reported in Schedule 13G, Amendment No. 3, dated February 13, 1995, pursuant to the Securities Exchange Act of 1934 and provided to the Corporation for holdings as of December 31, 1994. To the Corporation's knowledge, the reporting person claims sole voting power for 126,255 shares and shared voting power for no shares, and claims sole dispositive power for 12,263,162 shares.
(4) Based on share holdings reported in Schedule 13G, Amendment No. 2, dated as of January 26, 1995, pursuant to the Securities Exchange Act of 1934 and provided to the Corporation for holdings as of December 31, 1994. To the Corporation's knowledge, the reporting person claims sole voting power and sole dispositive power.
(5) Based on 152,633,777 shares of common stock of the Corporation outstanding as of February 28, 1995.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of February 28, 1995, the number of shares of the Corporation's common stock and common units of Santa Fe Pacific Pipeline Partners, L.P. beneficially owned by the executive officers named in the Summary Compensation Table, and owned by all present directors and executive officers of the Corporation as a group. Common units represent limited partnership interests in Santa Fe Pacific Pipeline Partners, L.P. and are publicly traded on the New York Stock Exchange. Information as to the Corporation's common stock and common units of Santa Fe Pacific Pipeline Partners, L.P. beneficially owned by individual directors is set forth under "ELECTION OF DIRECTORS" and "DIRECTORS WHOSE TERMS OF OFFICE CONTINUE" in this proxy statement.

                                                   Shares Held    Common Units
                                                  and Nature of  Held and Nature
                                                   Beneficial     of Beneficial
Name of Beneficial Owner                          Ownership(1)    Ownership(1)
- ------------------------                          -------------  ---------------
Robert D. Krebs..................................   1,382,456(2)        --
Donald G. McInnes................................     215,211(3)        --
Denis E. Springer................................     465,012(4)        --
Steven F. Marlier................................     223,367(5)        --
Russell E. Hagberg...............................     186,648(6)        --
Directors and Executive Officers As a Group......   3,425,883(7)      3,600(8)

- --------
(1) The nature of beneficial ownership for shares or units listed is sole voting and investment power, unless otherwise indicated in the following notes. As of February 28, 1995, no individual director or executive officer owned more than one percent of the outstanding common stock of the Corporation or more than one percent of the outstanding common units of Santa Fe Pacific Pipeline Partners, L.P.
(2) Includes 22,035 shares through participation in the Santa Fe Pacific Retirement and Savings Plan for Salaried Employees ("Retirement and Savings Plan") as of February 28, 1995, and 950,921 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Long Term Incentive Stock Plan.
(3) Includes 3,063 shares through participation in the Retirement and Savings Plan as of February 28, 1995, and 195,915 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan and the Santa Fe Pacific Long Term Incentive Stock Plan.
(4) Includes 429,267 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan and the Santa Fe Pacific Long Term Incentive Stock Plan.
(5) Includes 2,166 shares through participation in the Retirement and Savings Plan as of February 28, 1995, and 209,842 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan and the Santa Fe Pacific Long Term Incentive Stock Plan.
(6) Includes 5,791 shares through participation in the Retirement and Savings Plan as of February 28, 1995, and 156,134 shares which may be acquired within 60 days upon exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan and the Santa Fe Pacific Long Term Incentive Stock Plan.
(7) Represents approximately 2.2 percent of the Corporation's outstanding common stock. Includes 62,147 shares through participation in the Retirement and Savings Plan as of February 28, 1995, and 2,779,349 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan or the Santa Fe Pacific Long Term Incentive Stock Plan.
(8) Represents less than one percent of outstanding common units of Santa Fe Pacific Pipeline Partners, L.P.

                                PROPOSED MERGER

  On June 29, 1994, the Corporation and Burlington Northern Inc. ("BNI") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Corporation and BNI are to merge (the "Merger"). The Merger Agreement was amended on October 26, 1994, on December 18, 1994, and on January 24, 1995. Upon consummation of the Merger, each share outstanding of the Corporation's common stock will be converted into the right to receive a minimum of 0.40 of a share of BNI common stock. On February 7, 1995, the stockholders of each of the Corporation and BNI approved and adopted the Merger Agreement, as amended. In connection with the Merger Agreement, the Corporation and BNI conducted a joint tender offer to purchase 63,000,000 shares of the Corporation's common stock in the aggregate at a price of $20 per share, net to the seller in cash, in which the Corporation purchased 38,000,000 shares and BNI purchased 25,000,000 shares.

  Upon completion of the merger, the combined entity will be named Burlington Northern Santa Fe Corporation ("BNSF"). Mr. Gerald Grinstein, BNI's chairman and chief executive officer, will be chairman of BNSF. Mr. Robert D. Krebs, chairman, president and chief executive officer of the Corporation, will be president and chief executive officer of BNSF. Two-thirds of the directors of BNSF will be designated by BNI, and one-third of the directors of BNSF will be designated by the Corporation.

  The Merger is subject to a number of conditions, including approval by the Interstate Commerce Commission.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table summarizes, for the years indicated, the compensation paid by the Corporation and its subsidiaries to the Chief Executive Officer and to each of the four other most highly compensated executive officers who were serving as executive officers of the Corporation at the end of 1994.

                           SUMMARY COMPENSATION TABLE

                                               Long-Term Compensation
                                  Annual       -----------------------
                               Compensation            Awards          Payouts
                             ----------------- ----------------------- -------
                                                           Securities
                                                           Underlying
                                                            Options/            All Other
  Name and Principal                   Bonus   Restricted     SARs      LTIP   Compensation
       Position         Year  Salary   (1)(2)  Stock (2)  (Shares) (3) Payouts     (4)
  ------------------    ---- -------- -------- ---------- ------------ ------- ------------
Robert D. Krebs........ 1994 $475,000 $239,450  $359,175    232,334      $ 0     $24,246
 Chairman,              1993 $450,000 $143,500  $215,325    329,834      $ 0     $ 4,000
 President and Chief    1992 $450,000 $443,403  $ 30,803          0      $ 0     $ 4,000
 Executive Officer of
 the Corporation and of
 Santa Fe Railway
Donald G. McInnes...... 1994 $225,000 $236,131  $ 88,534     20,000      $ 0     $13,903
 Senior Vice President  1993 $181,900 $ 91,969  $ 34,488     80,000      $ 0     $ 4,000
 and Chief Operating    1992 $170,000 $156,863  $      0          0      $ 0     $ 4,000
 Officer of Santa Fe
 Railway
Denis E. Springer...... 1994 $250,000 $264,200  $      0          0      $ 0     $13,950
 Senior Vice President  1993 $237,100 $ 81,088  $121,632    100,000      $ 0     $ 4,000
 and Chief Financial    1992 $228,000 $214,776  $      0          0      $ 0     $ 4,000
 Officer of the
 Corporation and of
 Santa Fe Railway
Steven F. Marlier...... 1994 $215,000 $298,900  $      0     20,000      $ 0     $13,706
 Senior Vice President  1993 $175,100 $109,107  $      0     80,000      $ 0     $ 4,000
 and Chief Marketing    1992 $170,000 $147,259  $      0     50,000      $ 0     $ 4,000
 Officer of Santa Fe
 Railway
Russell E. Hagberg..... 1994 $210,000 $211,470  $      0      1,836      $ 0     $11,829
 Senior Vice President  1993 $185,500 $101,617  $ 10,829     80,000      $ 0     $ 4,000
 and Chief of Staff of  1992 $175,000 $159,261  $      0          0      $ 0     $ 4,000
 Santa Fe Railway

- --------
(1) The bonus awards for officers of Santa Fe Railway were paid pursuant to The Atchison, Topeka and Santa Fe Railway Company Incentive Compensation Plan ("Incentive Plan"), in which salaried employees of Santa Fe Railway participate. With respect to executive officers, the Incentive Plan provides for the establishment of annual performance goals which may include performance goals for Santa Fe Railway and individual productivity objectives. The maximum award is established for each position and is based upon 100 percent of the market reference point which reflects compensation levels for comparable positions. The payment of an award depends upon business goals achieved with 10 percent of the award based upon achievement of individual goals. The

   Compensation and Benefits Committee ("Committee") has also permitted Messrs. Krebs, McInnes, Springer, Marlier, and Hagberg (pursuant to the Incentive Compensation Bonus Stock Program) to receive (at their option), in lieu of up to 50 percent of their award under the Incentive Plan, a grant of restricted stock or a grant of performance units as the Committee may determine under the Santa Fe Pacific Long Term Incentive Stock Plan. The grant is equal in value to 150 percent of the bonus that is waived and will vest in three years from the date of grant or in two years if certain performance criteria are attained. The bonuses waived by Messrs. Krebs and McInnes have been excluded from the Bonus column and the value of the performance units granted is included in the Restricted Stock column.
(2) Restricted stock shown for 1992 constitutes 2,250 shares granted to Mr. Krebs effective as of January 1, 1992 under the Corporation's Incentive Stock Compensation Plan ("Incentive Stock Plan") in lieu of a 1992 salary increase. The restrictions on these shares lapsed December 31, 1992. Messrs. Krebs, McInnes, Springer, Marlier, and Hagberg owned 42,158, 12,026, 18,805, 10,222, and 10,829 shares of restricted stock with a value of $735,130, $209,703, $327,912, $178,246, and $188,831, respectively, based upon a share value of $17.4375 as of December 31, 1994. Dividends are paid on restricted stock awarded by the Corporation.
(3) Pursuant to the terms of the Corporation's Long Term Incentive Stock Plan, these outstanding options were adjusted by a factor of 1.7274 as a result of the spinoff of Santa Fe Pacific Gold Corporation, effective September 30, 1994 ("Spinoff Adjustment").
(4) Includes vested and unvested contributions by the Corporation to the Retirement and Savings Plan, a 401(k) plan, and to a supplemental, nonqualified Retirement and Savings Plan.

STOCK OPTION/SAR GRANTS

  The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning the grant of options and stock appreciation rights during 1994.

                     OPTION/SAR GRANTS IN 1994 FISCAL YEAR

                                                                                 Potential
                                                                            Realizable Value at
                                                                              Assumed Annual
                                                                              Rates of Stock
                                                                            Price Appreciation
                             Individual Grants                              for Option Term(4)
- --------------------------------------------------------------------------- -------------------
                            Number of      % of Total
                            Securities    Options/SARs Exercise
                            Underlying     Granted to   or Base
                           Options/SARs   Employees in   Price   Expiration
          Name           Granted (Shares) Fiscal Year  ($/Share)    Date       5%       10%
- ------------------------ ---------------- ------------ --------- ---------- -------- ----------
Robert D. Krebs(1)......       5,000          1.52%     $22.19    01/01/04  $ 69,776 $  176,826
                              27,309          8.31%     $20.44    12/11/00  $169,037 $  378,272
                             200,025         60.84%     $20.44    08/01/98  $881,100 $1,897,478
Donald G. McInnes(2)....      20,000          6.08%     $24.69    01/25/04  $310,548 $  786,990
Denis E. Springer.......           0          0.00%     $ 0.00         --   $      0 $        0
Steven F. Marlier(2)....      20,000          6.08%     $24.69    01/25/04  $310,548 $  786,990
Russell E. Hagberg(3)...       1,063          0.32%     $20.13    01/01/97  $  2,685 $    5,573

- --------
(1) The option grant with a $22.19 exercise price was granted to Mr. Krebs on January 1, 1994 with a reload feature as a portion of his 1994 merit increase and became exercisable on January 1, 1995. Pursuant to the Spinoff Adjustment, the number of shares underlying this option grant was adjusted to 8,637 shares with an option exercise price of $12.85. Mr. Krebs received two option grants in connection with his use of shares to exercise options based upon the fair market value of Corporation common stock on the date of grant; both options with an exercise price of $20.44 became exercisable on January 5, 1995. Pursuant to the Spinoff Adjustment, the number of shares underlying these option grants were adjusted to 47,173 shares and 345,523 shares respectively, each with an option exercise price of $11.83.

(2) The option grants for Messrs. McInnes and Marlier became exercisable in two equal, annual installments beginning January 25, 1995. These option grants contain a reload feature and vesting will accelerate upon retirement, death, disability, or termination for an approved reason. Pursuant to the Spinoff Adjustment, the number of shares underlying these option grants was adjusted to 34,548 each, with an option exercise price of $14.29.
(3) Mr. Hagberg received this option grant in connection with his use of shares to exercise his options and this option became exercisable on January 25, 1995. Pursuant to the Spinoff Adjustment, the number of shares underlying this option grant were adjusted to 1,836, with an option exercise price of $11.65.
(4) If the stockholders' common stock increased in value using the same valuation method set forth in the table, the value of the stockholders' equity as of December 31, 1994 would increase approximately $2.1 billion at five percent and $5.2 billion at ten percent assumed stock price annual appreciation rates.

OPTION/SAR EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning their exercise of stock options or SARs during 1994 and unexercised stock options and SARs held as of the end of 1994.

                 AGGREGATED 1994 STOCK OPTION/SAR EXERCISES AND
                           YEAR-END OPTION/SAR VALUES

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                      Options/SARs at        In-the-Money Options/
                           Shares     Aggregate    Year End(2) (Shares)     SARs at Year End(1)(3)
                          Acquired      Value    ------------------------- -------------------------
          Name           On Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Robert D. Krebs.........   520,639   $5,994,408    397,013      574,073    $2,913,572   $3,540,238
Donald G. McInnes.......         0   $        0    107,097      103,644    $1,040,334   $  628,169
Denis E. Springer.......         0   $        0    363,062       86,370    $4,048,337   $  649,286
Steven F. Marlier.......     6,082   $   30,136    106,198      103,644    $  917,102   $  628,169
Russell E. Hagberg......     4,078   $   60,660    109,977       70,932    $1,079,812   $  530,055

- --------
(1) Dollar values are calculated by determining the difference between the fair market value of the securities underlying the options or SARs and the exercise or base price of the options or SARs at exercise or at year-end ($17.4375), as applicable.
(2) Pursuant to the administration of the Corporation's stock option plan, outstanding options were adjusted by a factor of 1.7274 and the option exercise price by a factor of .5789 to reflect the spinoff of Santa Fe Pacific Gold Corporation, effective September 30, 1994. The numbers above reflect the outstanding shares and values on an adjusted basis.
(3) Options or SARs are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR.

PENSION PLANS

  The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (age 65) under the Santa Fe Pacific Retirement Plan ("Retirement Plan"), as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based generally upon compensation that is covered under the plans and upon years of service with the Corporation and its subsidiaries.

  In light of the portion of his earned 1991 bonus under the Incentive Plan that Mr. Krebs agreed to forego, the Board entered into a supplemental retirement agreement with Mr. Krebs to provide that the bonus amount of $213,165 that he forfeited would be included for purposes of his retirement calculation as a supplemental benefit.

                               PENSION PLAN TABLE

    Average                             Years of Service
     Yearly      --------------------------------------------------------------
  Compensation      10       15       20       25       30       35       40
  ------------   -------- -------- -------- -------- -------- -------- --------
$  250,000...... $ 40,000 $ 60,000 $ 80,000 $ 99,000 $119,000 $139,000 $159,000
$  300,000...... $ 48,000 $ 72,000 $ 95,000 $119,000 $143,000 $167,000 $191,000
$  400,000...... $ 64,000 $ 96,000 $128,000 $160,000 $191,000 $223,000 $255,000
$  500,000...... $ 80,000 $120,000 $160,000 $200,000 $240,000 $279,000 $319,000
$  600,000...... $ 96,000 $144,000 $191,000 $239,000 $287,000 $335,000 $383,000
$  800,000...... $128,000 $192,000 $255,000 $319,000 $383,000 $447,000 $511,000
$1,200,000...... $192,000 $288,000 $383,000 $479,000 $575,000 $671,000 $767,000

  A participant's average yearly compensation under the Corporation's pension plans is based upon his or her average base salary and cash bonus earned for the 60 consecutive months during the last 120 months of service for which such average is the highest or, in the case of a participant who has been employed for less than five years, the period of his or her employment with the Corporation and its subsidiaries. The estimated years of service for Mr. Krebs, Mr. McInnes, Mr. Springer, Mr. Marlier, and Mr. Hagberg are 29, 25, 12, 3, and 12, respectively. Benefit figures shown above are annual amounts payable based on a straight life annuity under the Corporation's benefit formula without regard to any Railroad Retirement, Social Security, or other offsets, assuming normal retirement by the participant without a joint survivorship provision. The Retirement Plan alternatively provides for joint survivorship options. For purposes of the Pension Plan, covered compensation in 1994 for Mr. Krebs, Mr. McInnes, Mr. Springer, Mr. Marlier, and Mr. Hagberg was $953,900, $520,164, $514,200, $513,900, and $421,470, respectively.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation has approved severance agreements ("Severance Agreements") for certain key executive officers of the Corporation including Messrs. McInnes, Springer, Marlier, and Hagberg. The Severance Agreements are intended to encourage such employees to remain in the employ of the Corporation during periods of uncertainty in the event the Corporation undergoes a change in control. A "change in control of the Corporation" is generally defined to occur if: (a) any "person" becomes the beneficial owner of securities representing 25% or more of the voting power of the Corporation's or Santa Fe Railway's outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease to constitute at least a majority of the Board; or (c) the Corporation's stockholders approve a merger or consolidation of the Corporation or Santa Fe Railway with another corporation; or (d) the Corporation's or Santa Fe Railway's stockholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Corporation or Santa Fe Railway of all or substantially all of their assets, respectively. A "change in control of the Corporation" event occurred on February 7, 1995 with the stockholders' vote approving the Merger of the Corporation and BNI. Each Severance Agreement provides for the payment of severance benefits to the employee if his or her employment is terminated during the term of the Severance Agreement following such an event either by the Corporation other than for "Cause" or by the employee for "Good Reason," as those terms are defined therein.

  The term of the Severance Agreements extends to December 31, 1995, and is automatically extended for additional one-year periods unless, by September 30 of any year, the Corporation gives notice that the Severance Agreements will not be extended for the following year. The Severance Agreements, however, are automatically extended for a period of 36 months following a "change in control of the Corporation."

  The Severance Agreements for Messrs. McInnes, Springer, Marlier, and Hagberg provide for: (a) lump sum payment equal to two years' base salary, or if higher, the base salary paid in the last twenty-four months, or in lieu thereof, the benefits provided under a subsidiary's severance program (as described below), and two times the maximum bonus payment as if all performance objectives have been met in full with an additional sum so that such benefits are payable on an after-tax basis; (b) a lapse of restrictions on any outstanding restricted stock grants and full payout of related Performance Units; (c) a cash payment for each outstanding option equal to the amount by which either (i) the fair market value of a share of common stock on the date of termination or, in the case of Non-Qualified Stock Options, the highest quoted per share price during the sixty-day period commencing on the date of termination, or (ii) the price paid in connection with any "change in control of the Corporation," whichever is higher, exceeds the fair market value of a share of common stock on the date of grant; (d) legal fees and expenses relating to claims under the Severance Agreements; and (e) life, disability, and health benefits for a period of up to twenty-four months. The payments provided in clauses (a), (b), and (c) above are payable pursuant to the Severance Agreements and are further limited to the extent that the value thereof, when aggregated with other benefits or payments, would exceed (i) three times the "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the base amount approximating the average of five years' compensation preceding a "change in control of the Corporation," plus (ii) the value of all health and life insurance benefits, and (iii) the earned portion of any award or benefit previously granted.

  Santa Fe Railway and the Corporation's subsidiaries maintain severance programs for all full-time salaried employees, including the executive officers named in the Summary Compensation Table, who are terminated by their respective companies other than for Cause as defined in the severance programs. A participant is generally entitled to an amount up to one year's pay based upon a participant's age, length of service, and current salary, or in certain circumstances, supplemental payments provided that the aggregate does not exceed two years' pay. The program further provides that in the event of a change in control (which is similar to the definition used in the Severance Agreements), the program will be maintained for a twenty-four month period. Benefits under these programs will not be paid if a participant received payments under a Severance Agreement.

  The Corporation and its subsidiaries have change in control provisions in certain of the incentive plans. In the event of a change in control (similarly defined as in the Severance Agreement for the respective subsidiary), Santa Fe Railway would be contractually bound to maintain the Incentive Plan and its administrative committee throughout the year in which the change in control occurred.

  The Corporation's Stock Plan also has a change in control provision similar to that discussed above except that it does not encompass changes in ownership of Santa Fe Railway common stock or, in certain circumstances, assets. In the event of a change in control, all awards of options and SARs become immediately exercisable and all restrictions on restricted stock lapse except as limited by individual agreement.

  The Retirement Plan has a similar change in control provision that restricts the use of excess plan assets for purposes other than the payment of participant benefits.

  Trust Agreements. The Corporation maintains trust agreements ("Trust Agreements") to set aside funds necessary to satisfy the Corporation's obligations to present and former executives and directors under deferred compensation programs and agreements, retirement commitments, certain consulting agreements, and supplemental retirement plans. In 1988, one of the Trust Agreements was amended to provide for permanent funding of benefits under the supplemental retirement plans and the Retirement Policy for Directors of Santa Fe Pacific Corporation on a present value basis, and to further provide for a split-dollar life insurance plan ("Split-dollar Plan") for certain key employees including Mr. Krebs and one individual who served as an executive officer for a portion of 1994. The Split-dollar Plan provides for the purchase of life insurance policies covering key employees, and for the payment to each covered employee's beneficiary of a portion of the death benefit payable under such employee's life insurance policy, with the remaining value in each policy to be used to fund the other obligations of the trust established under such trust. The trust retains all rights to any cash values of the policies and the executive officers pay the cost of term coverage. In the event of a "change in control of the Corporation" as defined in the Severance Agreements, the Trust Agreements provide for the payment of amounts which may become due, subject only to the claims of general creditors of the Corporation in the event that the Corporation became bankrupt or insolvent.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee (the "Committee") of the Board of Directors is composed entirely of outside directors, none of whom are employees or former employees of the Corporation or its subsidiaries. The Committee is responsible for the overall executive compensation strategy of the Corporation, the on-going monitoring of the strategy's implementation, and recommendations to the Board to implement such strategies.

  Executive Officers Compensation Policy. In 1994, the Committee reviewed and reaffirmed its compensation philosophies previously established. The Committee's executive compensation policy continues to have four overall objectives: (1) to align the interests of its executive officers with that of the Corporation's stockholders; (2) to link compensation to the performance of the Corporation, as well as to the individual contribution of each officer; (3) to emphasize variable as opposed to fixed compensation; and (4) to compensate executives at a level which is competitive in the marketplace so that the Corporation can continue to attract, motivate, and retain executives with outstanding abilities.

  Management of Annual Compensation. The Committee's executive compensation strategy encompasses managing fixed compensation at a conservative level and emphasizing variable, results-oriented compensation components, while ensuring that it offers a competitive total compensation package to executives. The Committee monitors total remuneration data on an annual basis to ensure that the Corporation is appropriately aligned with the market for executive talent. Base salaries for all executives and for all other salaried employees are based upon salary ranges which are established for each position. Salary ranges are determined through annual competitive analysis. In addition, each employee's salary is based on an annual assessment of his or her performance.

  During 1994, Hay Management Consultants conducted a review of the compensation levels of the Corporation with those of corporations of comparable size, revenues, and employee base. The Hay data bases for general industry, transportation companies, and railroad companies of like size and revenues (which includes companies in the Dow Jones Transportation Average), were the basis for comparing compensation levels with respect to executives employed at Santa Fe Railway. Based upon the review, it was determined that the Corporation is at the moderate level of total compensation for executive employees. For 1995, executive base salaries and benefits have been set at moderately competitive levels and total compensation is tied directly to performance levels. Thus, executive compensation remains largely variable and should fluctuate with the performance of the Corporation and stockholder value.

  Performance-Based Executive Compensation Plans. The Committee seeks to tie compensation to corporate performance and individual performance through incentive plans maintained by the Corporation's operating units. Officers of the Corporation who are officers and salaried employees of Santa Fe Railway participate in The Atchison, Topeka and Santa Fe Railway Company Incentive Compensation Plan (the "Incentive Plan"). In 1994, the Corporation's cash incentive plans were designed to provide maximum awards at the 50th to 75th percentile of competitive market data for each respective position. With respect to executive officers, the Incentive Plan provides for the establishment of annual performance goals which may include performance goals for Santa Fe Railway and individual productivity objectives. Under the Incentive Plan, awards to executive officers are weighted 80 percent upon the achievement of targeted growth in Operating Income, 10 percent upon the achievement of safety and on-time performance goals, and 10 percent upon the achievement of individual productivity goals which are derived from the Corporation's and Santa Fe Railway's key strategic objectives during each calendar year. The individual productivity goals varied by executive officer and were tailored to the individual's responsibilities. In 1994, these goals were designed to promote the Corporation's strategic objectives in the areas of cost containment and organizational effectiveness. Incentive Plan performance goals were substantially achieved for 1994. The maximum award is established for each position and is based upon 100 percent of the market reference point which reflects compensation levels for comparable positions.

  In 1993, the Committee adopted a new incentive and retention program ("Bonus Stock Program") in connection with the Incentive Plan whereby each executive officer and other key employees were given the opportunity to exchange up to 50 percent of the amount that would otherwise have been payable in cash to such officer or employee as an annual incentive bonus for an award of restricted stock or performance units. The number of shares of stock or performance units subject to such an award is determined using the following formula:

    (i) 1.5 times;

    (ii) the quotient of:

      (a) the amount of bonus foregone divided by

      (b) the fair market value of a share of the Corporation's common stock at the date of grant.

The Committee determined that providing participants with shares of common stock or performance units having an initial 50 percent premium above the amount of cash that would otherwise be payable was appropriate to encourage stock ownership by executive officers and other key employees.

  Shares of restricted stock or performance units awarded under the Bonus Stock Program generally vest on the third anniversary of the award, except that all of such shares or performance units will become vested upon the occurrence of certain events (such as achievement of certain performance goals based upon return on invested capital, death or a change of control other than a merger with a Class I railroad) and that a pro rata portion of such shares or performance units will vest upon the occurrence of certain other events (such as retirement or an involuntary termination of employment without cause).

  The Committee approved the Program to achieve two objectives. First, the Committee believed that the amount of the Corporation's common stock owned by executive officers should be increased to align further the economic interests of management with those of stockholders. Second, the Committee believed it was necessary to enhance the retentive effect of its compensation practices through an award that provided an incentive to enhance stockholder value and to remain in the Corporation's employ.

  The Committee has reviewed the impact upon the Corporation of Internal Revenue Code Section 162(m), which disallows the deductibility of certain executive compensation in excess of $1 million unless it is performance-based. Absent extraordinary circumstances or outstanding company performance, it is not expected that compensation will exceed this limitation and be nondeductible. Mr. Krebs' compensation exceeded the Section 162(m) limitation in 1994 because of the Santa Fe Pacific Gold Corporation stock received from the spinoff of that company as a dividend on restricted stock held by him. The Committee believes that, at this time, its ability to exercise discretion outweighs the need to qualify compensation under Section 162(m). The Committee thus believes there are circumstances in which the Corporation's interests are best served by providing compensation that is not fully deductible under
Section 162(m).

  Long-Term Incentive Plans. To encourage ownership in the Corporation and alignment of executives' interests with those of stockholders, the Corporation implemented in 1993 a new Long-Term Incentive Stock Plan (the "Stock Plan"). By providing long-term incentives which comprise a substantial portion of an executive's total compensation in the form of equity-based compensation, the Stock Plan encourages executive performance that should lead to enhanced stock performance. In determining amounts awarded, the Committee takes into account current total compensation levels compared to competitive levels. Previous awards and achievement of stock ownership goals are considered in determining future stock awards. Option grants, which become exercisable over a number of years, and performance-based restricted stock grants, with restrictions which lapse over a number of years upon achievement of specified performance goals, have been made under the Stock Plan to encourage executives to stay with the Corporation and to identify with the long-term interests of the Corporation and its stockholders. In 1994, without regard to reload option grants, long-term incentive compensation comprised approximately one-third of total compensation for executive officers (excluding Mr. Krebs) and approximately 40 percent of total compensation for Mr. Krebs.

  In 1994, option grants were awarded to four executive officers named in the Summary Compensation Table and to six other salaried employees of the Corporation, for a total of 328,795 shares.

  The Corporation has also adopted stock ownership goals for the five named executives of Santa Fe Railway and senior managers of that company that are equal to one to five times an individual's base pay. Mr. Krebs has a stock ownership goal of five times pay, and Messrs. McInnes, Springer, Marlier, and Hagberg have stock ownership goals of two times pay, to be achieved over a three-year time period beginning in 1993.

  The 1994 Compensation of the Chief Executive Officer. The factors upon which Mr. Krebs' 1994 compensation was based are the same as described above for all executive officers pursuant to the Corporation's executive compensation strategy. Mr. Krebs is eligible to participate in the same compensation plans maintained by the Corporation and Santa Fe Railway that are available to other executive officers of the Corporation as described above. Mr. Krebs' 1994 base salary was considered low compared to market based upon the Hay review discussed above. The annual incentive reported as earned in 1994 by Mr. Krebs in the Summary Compensation Table was predominantly based on the achievement of targeted growth in Santa Fe Railway's Operating Income from the Corporation's 1994 profit plan. Operating Income increased approximately 35 percent in 1994 from 1993. A lesser proportion of Mr. Krebs' 1994 bonus was based on his achievement of Santa Fe Railway safety and service goals as well as personal goals as determined by the Committee, derived from key long term and short term business strategies. These business strategies included internal and external confidential corporate initiatives designed to improve the Corporation's value to stockholders.

  In order to link compensation paid to Mr. Krebs to the Corporation's stock performance and to provide him with an incentive for further growth in the Corporation's total return to stockholders, a restricted stock grant with a five year performance period was made in 1993 under the Stock Plan. In addition, to encourage his stock ownership, Mr. Krebs was eligible to participate in the Bonus Stock Program previously described, and did participate in 1994. Mr. Krebs is also entitled to receive option grants equal to shares used to pay an option purchase price.

COMPENSATION AND BENEFITS COMMITTEE:

  Joseph F. Alibrandi, Chairman
  Bill M. Lindig
  Michael A. Morphy
  Roy S. Roberts
  Jean Head Sisco
  Robert H. West

PERFORMANCE GRAPH

  The following graph depicts a five year comparison of cumulative total stockholder returns, assuming reinvestment of dividends,/1/ for the Corporation, the Standard & Poor's 500 Stock Index ("S&P 500"), and the Dow Jones Transportation Average ("DJTA")./2/ The Corporation is included within both the S&P 500 and the DJTA indices. The graph assumes that $100 was invested on December 31, 1989, in the Corporation's common stock, the S&P 500, and the DJTA.


                             [GRAPH APPEARS HERE]


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG SANTA FE PACIFIC, S&P 500 INDEX AND DJTA

Measurement Period           SANTA FE       S&P
(Fiscal Year Covered)        PACIFIC        500 INDEX    DJTA
- -------------------          ----------     ---------    ----------
1989                         $100           $100         $100
1990                           78             97           79
1991                          171            126          120
1992                          159            136          129
1993                          275            150          159
1994                          398            152          135

- --------
(1) With respect to an investor in the Corporation's common stock (which trades on the New York, Chicago and Pacific Stock Exchanges under "SFX"), this analysis assumes that cash dividends were reinvested in additional shares of SFX on the date the dividends were paid. Other distributions to stockholders were included as follows:

    (a) On December 4, 1990, the Corporation distributed its approximate 80 percent stock ownership in each of Catellus Development Corporation ("Catellus") and Santa Fe Energy Resources, Inc. ("Energy") to its stockholders on a pro rata basis. Each SFX stockholder received one share of Catellus stock for each four shares of SFX owned and one share of Energy stock for each 3.317247 shares of SFX owned. For this analysis, it is assumed that the investor sold these shares on December 4, 1990 for the closing "when-issued" New York Stock Exchange ("NYSE") price on such date and used the proceeds to purchase additional shares of SFX at the closing "when-issued" price.
    (b) In January 1991, the Board voted to redeem rights issued under its stockholder rights plan by means of a share distribution. Holders received an amount of SFX equal to $0.05 per right on March 15, 1991. For this analysis, it is assumed that each investor received .006557 additional shares for each share of SFX owned based on the NYSE closing price for SFX on March 15, 1991.
    (c) On September 30, 1994, the Corporation distributed its approximate
        85.4 percent interest in Santa Fe Pacific Gold Corporation ("Gold") to its stockholders on a pro rata basis. Each SFX stockholder received one share of Gold stock for each 1.666633 shares of SFX owned. For this analysis, it is assumed that the investor sold these shares on September 30, 1994 for the closing "when-issued" NYSE price on such date and used the proceeds to purchase additional shares of SFX at the closing "when-issued" price.

(2) Stock price performance shown on this graph is not necessarily indicative of future price performance. The initial point selected for comparison of investment performance, which for this year is December 31, 1989, as required by Securities and Exchange Commission rules, is also a factor that will affect total stockholder return over any given period of time.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Price Waterhouse LLP served as the independent public accountant for the Corporation in 1994. The Corporation's independent public accountant for 1995 will be selected by the Board at a regular Board meeting to be held in 1995. Representatives of Price Waterhouse LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER BUSINESS

  The Board knows of no business that will come before the meeting except that indicated above. However, if any other matters are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

                           COST OF PROXY SOLICITATION

  The cost of preparing, assembling, and mailing this proxy material will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made by regular employees of the Corporation or by paid solicitors in person or by telephone, telecopy, or telegraph. Arrangements may be made with brokerage houses, custodians, nominees, and fiduciaries to send proxy material to their principals and the Corporation will reimburse them for their expense in so doing.

                             STOCKHOLDER PROPOSALS

  In accordance with the proxy rules of the Securities and Exchange Commission, proposals by stockholders to be considered for inclusion in the proxy material solicited by the Corporation for the 1996 annual meeting must be received at the Corporation's executive offices no later than November 9, 1995. To be eligible for inclusion, a proposal must also comply with all applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

  By order of the Board of Directors.

                                        MARSHA K. MORGAN
                                        Corporate Secretary

March 8, 1995

                                 DIRECTIONS TO
                          SANTA FE PACIFIC CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

                            HYATT REGENCY--WOODFIELD
                              1800 EAST GOLF ROAD
                              SCHAUMBURG, ILLINOIS
                                 (708) 605-1234

                         FROM CHICAGO OR O'HARE AIRPORT
                         ------------------------------
Proceed west on Interstate 90 to Illinois 53 exit south. Proceed south on Illinois 53 to the exit for Higgins/Golf Road, following the access road (stay in the left lane) to the first stoplight (Woodfield Road). Turn left (going under the expressway) and then left again to go north on the opposite access road to reach Golf Road (Illinois 58) (north access road ends at Golf Road). Turn left onto Golf Road and go approximately two blocks to turn right into the Hyatt entrance. Immediately west of the Hyatt is an access road to the large parking lot at the rear of the hotel.

                          FROM INTERSTATE 290/NORTH 53
                          ----------------------------
Proceed north on Illinois 53/Interstate 290 to the Higgins/Golf Road exit. Proceed north on the access road past stoplights at Higgins Road and Woodfield Road to Golf Road (Illinois 58) (north access road ends at Golf Road). Turn left onto Golf Road and go approximately two blocks to turn right into the Hyatt entrance. Immediately west of the Hyatt is an access road to the large parking lot at the rear of the hotel.


           [MAP OF AREA SHOWING LOCATION OF HYATT REGENCY-WOODFIELD]

                             SANTA FE PACIFIC CORPORATION
                       1700 East Golf Road, Schaumburg, IL 60173

             This Proxy is solicited on behalf of the Board of Directors.
P
                The undersigned hereby appoints Marsha K. Morgan and Denis E.
R Springer, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by the
O undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the annual meeting of
X stockholders of the Company to be held in The Hyatt Regency-Woodfield, 1800 East Golf Road, Schaumburg, IL, on Tuesday, April 25, 1995, at
Y 10:00 A.M. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

        Election of Directors--Nominees are:

        Joseph F. Alibrandi
        John J. Burns, Jr.
        George Deukmejian
        Jean Head Sisco

        You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Proxy Committee cannot vote your shares unless you sign and return this card.

                         PLEASE SIGN AND DATE ON REVERSE SIDE

                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                        Annual Meeting of Stockholders
                                      of
                         Santa Fe Pacific Corporation

                                April 25, 1995
                                  10:00 A.M.

                            Hyatt Regency-Woodfield
                              1800 East Golf Road
                                Schaumburg, IL

- --------------------------------------------------------------------------------
[X] Please mark your  _____                                          |     8664
    vote as in this   |                                              |_____
    example.          |

This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are made, this proxy will be voted "FOR" the Nominees for Director.
- --------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all Nominees:
- --------------------------------------------------------------------------------
Election of Directors "FOR"        FOR         WITHHELD      If marked, vote
all nominees (except as            [_]            [_]        is withheld from
marked to the contrary below)                                all nominees listed

NOMINEES FOR DIRECTOR:
  Joseph F. Alibrandi
  John J. Burns, Jr.
  George Deukmejian
  Jean Head Sisco

To withhold authority to vote for any individual nominee, write the name of the nominee(s) in the space provided below

- --------------------------------------
- --------------------------------------------------------------------------------
                                          In their discretion, the proxies are
                                          authorized to vote upon such other
                                          business as is properly brought before
                                          the meeting.

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. This
                                          proxy votes all shares held in all
                                          capacities.

                                          ------------------------------------
                                           SIGNATURE                    DATE

                                          ------------------------------------
                                           SIGNATURE(S)                 DATE
                                           (IF HELD JOINTLY)

                                          ------------------------------------
                                           TITLE OR AUTHORITY


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
                          /\  FOLD AND DETACH HERE /\





                         Santa Fe Pacific Corporation





                Please sign, date and return your proxy in the
                              enclosed envelope.











- --------------------------------------------------------------------------------